EXHIBIT 23.1
CONSENT OF EXPERTS

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

Crouch, Bierwolf & Associates, Certified Public Accountants

To Whom It May Concern:

We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form S-8), which grants an aggregate of 5,000,000 Shares of Common stock of TS&B Holdings, Inc., under a certain "Consulting Agreements"
with James Jenkins and to the incorporation by reference therein of our report dated June 30, 2001, June 30, 2000, September 30, 2001, March 31, 2001, December
31, 2000, September 30, 2000, March 31, 2000 and December 31, 1999. With respect to the consolidated financial statements of the Company included in its annual report and the quarterly reports filed with the Securities and Exchange
Commission.

/s/ Crouch, Bierwolf & Associates, Certified Public Accountants
April 15, 2002